As filed with the Securities and Exchange Commission on May 4, 2005

Registration No. 333-123463

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LAZARD LTD

LAZARD GROUP FINANCE LLC

(Exact name of registrant as specified in its charter)

Bermuda	6199	98-0437848
Delaware	6199	20-2281724
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Lazard Ltd Clarendon House 2 Church Street Hamilton HM 11, Bermuda (441) 295-1422	Lazard Group Finance LLC 30 Rockefeller Plaza New York, New York 10020 (212) 632-6000

(Name, address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Scott D. Hoffman, Esq.

Lazard Ltd

Lazard Group Finance LLC

30 Rockefeller Plaza

New York, New York 10020

(212) 632-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Adam D. Chinn, Esq. Craig M. Wasserman, Esq. Gavin D. Solotar, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	Kris F. Heinzelman, Esq. Erik R. Tavzel, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019 (212) 474-1000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee(3)
Equity Security Units	11,500,000	$25	$287,500,000	$33,839
Lazard Group Finance LLC Senior Notes due 2035(4)
Class A common stock, par value $0.01 per share(5)			$287,500,000	$33,839
Purchase Contracts(6)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.
(2)	Exclusive of accrued interest, if any.
(3)	Registration fee previously paid in connection with the initial filing of this Registration Statement.
(4)	The Lazard Group Finance LLC Senior Notes are offered as a component of the equity security units for no additional consideration.
(5)	Shares of Class A common stock of Lazard Ltd to be issued to the holders of equity security units upon settlement of the purchase contracts, for a purchase price of $25 per unit. The actual number of shares of Class A common stock to be issued will not be determined until the date of settlement of the related equity security units. Also includes an indeterminate number of shares of Class A common stock issuable in the event certain contract adjustment payments become payable in such shares, for which no additional consideration will be paid.
(6)	The purchase contracts are offered as a component of the equity securities units for no additional consideration.

The Registrants hereby amend this registration statement on such date as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 to the Registration Statement is being filed solely to amend Part II of the Registration Statement to file certain exhibits to the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, payable by Lazard Ltd (“Lazard”) and Lazard Group Finance LLC (“Lazard Group Finance” and, together with Lazard, the “Registrants”) in connection with the sale of the equity security units being registered, all of which will be paid by the Registrants:

Amount
SEC registration fee	$67,678
New York Stock Exchange listing fee	83,000
National Association of Securities Dealers, Inc. filing fee	58,000
Printing and engraving expenses	600,000
Legal fees and expenses	550,000
Accounting fees and expenses	224,000
Blue sky fees and expenses	15,000
Transfer agent and registrar fees and expenses	8,000
Miscellaneous	44,332

Total	$1,650,000

*	To be filed by amendment.

Item 14. Indemnification of Directors and Officers

The bye-laws of Lazard provide for indemnification of Lazard’s officers and directors against all liabilities, loss, damage or expense incurred or suffered by such party as an officer or director of Lazard; provided that such indemnification shall not extend to any matter which would render it void pursuant to the Companies Act 1981 of Bermuda (the “Companies Act”).

The Companies Act provides that a Bermuda company may indemnify its directors and officers in respect of any loss arising or liability attaching to them as a result of any negligence, default or breach of trust of which they may be guilty in relation to the company in question. However, the Companies Act also provides that any provision, whether contained in the company’s bye-laws or in a contract or arrangement between the company and the director or officer, indemnifying a director or officer against any liability which would attach to him or her in respect of his fraud or dishonesty will be void.

The operating agreement of Lazard Group Finance provides that Lazard Group Finance shall indemnify to the fullest extent permitted by law any of its members, managing members, directors, officers or managers made, or threatened to be made a party to an action, suit, appeal or other proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or, such person’s testator or intestate is or was a member, director, officer or manager of Lazard Group Finance.

The directors and officers of the Registrants are covered by directors’ and officers’ insurance policies maintained by Lazard.

The proposed form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement provides for indemnification of directors and certain officers of the Registrants by the underwriters against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

On November 1, 2004, Lazard issued 12,000 shares of common stock, par value $1.00 per share, 11,880 of which were issued to Lazard Frères & Co. LLC and 120 of which were issued to Lazard Holdings, Inc. In the opinion of the Registrants, this transaction was exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof in that such transaction did not involve any public offering.

Concurrently with this offering, Lazard LLC intends to privately place $650 million aggregate principal amount of           % senior notes due 2015. The completion of that offering will be conditioned upon the completion of this offering and the equity public offering. In the opinion of the Registrants, this transaction is exempt from registration under Rule 144A of the Securities Act.

As part of the additional financing transactions, Lazard has entered into an investment agreement with IXIS—Corporate & Investment Bank, or “IXIS.” Under the investment agreement, IXIS has agreed to purchase an aggregate of $200 million of Lazard’s securities concurrently with this offering, $150 million of which will be securities that are the same as the equity security units and $50 million of which will be shares of Lazard’s common stock. The price per security to be paid by IXIS will be equal to the initial public offering price in a registered public offering of securities or the price offered to qualified institutional investors in a private placement of securities, as the case may be. With respect to the equity security units issued to IXIS, IXIS or one of its affiliates will receive underwriting fees or commissions equal in percentage terms to those paid to the underwriters for the public offering or private placement of these securities. In the opinion of the Registrants, this transaction is exempt from registration under the Securities Act under Section 4(2) of the Securities Act and Regulation S promulgated thereunder.

Lazard intends to offer to redeem Lazard LLC Class B-1 interests from the principal executive officer of Lazard LLC in exchange for shares of Lazard’s common stock. This holder will be entitled to receive the number of shares of Lazard’s common stock (valued at the price per share in this offering) equal in value to the aggregate price that such holder would have been able to receive in cash for such redemption. The exchange of Class B-1 interests shall be effected by the holder contributing such interests to a newly formed corporation, and then exchanging the shares of that corporation with Lazard for shares of Lazard’s common stock. In the opinion of the Registrants, this transaction is exempt from registration under Section 4(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

Exhibit Number	Exhibit Title
1.1	Form of Underwriting Agreement relating to the equity public offering of Lazard Ltd.†
1.2	Form of Underwriting Agreement relating to the equity security units offering of Lazard Ltd and Lazard Group Finance LLC.*

2.1	Form of Master Separation Agreement.†††

2.2	Class B-1 and Class C Members Transaction Agreement.**

3.1	Certificate of Incorporation and Memorandum of Association of Lazard Ltd.****

3.2	Certificate of Incorporation in Change of Name of Lazard Ltd.****

3.3	Form of Amended and Restated Bye-laws of Lazard Ltd.†

3.4	Certificate of Formation of Lazard Group Finance LLC.*

3.5	Form of Lazard Group Finance LLC Operating Agreement.*

4.1	Form of Specimen Certificate for Class A common stock.†

4.2	Form of Indenture of Lazard Group Finance LLC.*

4.3	Form of First Supplemental Indenture to the Indenture relating to the Lazard Group Finance LLC senior notes.*

4.4	Form of Second Supplemental Indenture to the Indenture relating to the Lazard Group Finance LLC senior notes.*

4.5	Form of Purchase Contract Agreement relating to the Lazard Ltd purchase contracts, which are components of the Lazard Ltd equity security units.*

4.6	Form of Pledge Agreement relating to the Lazard Group Finance LLC senior notes, which are components of the Lazard Ltd equity security units.*

4.7	Form of Pledge Agreement relating to the Lazard Group notes.*

4.8	Form of Normal Equity Security Units Certificate (included in Exhibit 4.4).

4.9	Form of Stripped Equity Security Units Certificate (included in Exhibit 4.4).

4.10	Form of Senior Note (included in Exhibit 4.3).

5.1	Form of Opinion of Conyers Dill & Pearman, Bermuda.

5.2	Form of Opinion of Wachtell, Lipton, Rosen & Katz.

8.1	Form of Accuracy Opinion of Wachtell, Lipton, Rosen & Katz.

8.2	Form of Debt Opinion of Wachtell, Lipton, Rosen & Katz.

8.3	Form of Opinion of Conyers Dill & Pearman, Bermuda (included in Exhibit 5.1).

10.1	Form of the LAZ-MD Holdings Stockholders’ Agreement.****

10.2	Form of Lazard Group Fourth Amended and Restated Limited Liability Company Operating Agreement.†††

10.3	Form of Tax Receivable Agreement.†††

10.4	Form of Employee Benefits Agreement.††

10.5	Form of Insurance Matters Agreement.****

10.6	Form of Lazard License Agreement.†††

10.7	Form of Administrative Services Agreement.†††

10.8	Form of Business Alliance Agreement.†††

10.9	First Amended and Restated Limited Liability Company Agreement of Lazard Asset Management LLC, dated as of January 10, 2003.***

Exhibit Number	Exhibit Title

10.10	Master Transaction and Relationship Agreement, dated as of March 26, 2003, by and among Banca Intesa S.p.A., Lazard LLC and Lazard & Co. S.r.l.***

10.11	Note Purchase Agreement, dated as of March 26, 2003, by and among Lazard Funding LLC, Lazard LLC and Banca Intesa S.p.A.***

10.12	$150 Million Subordinated Convertible Promissory Note due 2018, issued by Lazard Funding LLC to Banca Intesa S.p.A.***

10.13	$50 Million Subordinated Non-Transferable Promissory Note due 2078, issued by Lazard & Co. S.r.l. to Banca Intesa S.p.A.***

10.14	Guaranty of Lazard LLC to Banca Intesa S.p.A., dated as of March 26, 2003.**

10.15	Amended and Restated Operating Agreement of Lazard Strategic Coordination Company LLC, dated as of January 1, 2002.***

10.16	Note Purchase Agreement, dated as of May 11, 2001, by and between Lazard Funding Limited LLC, Lazard LLC, and the purchasers thereto.***

10.17	Amendment No. 1, dated as of August 27, 2003, to the Note Purchase Agreement, dated as of May 11, 2001, by and between Lazard Funding Limited LLC, Lazard LLC and the purchasers thereto.***

10.18	Lease, dated as of January 27, 1994, by and between Rockefeller Center Properties and Lazard Frères & Co.***

10.19	Lease with an Option to Purchase, dated as of July 11, 1990, by and between Sicomibail and Finabail and SCI du 121 Boulevard Hausmann (English translation).***

10.20	Occupational Lease, dated as of August 9, 2002, Burford (Stratton) Nominee 1 Limited, Burford (Stratton) Nominee 2 Limited, Burford (Stratton) Limited, Lazard & Co., Limited and Lazard LLC.***

10.21	2005 Equity Incentive Plan.†††

10.22	2005 Bonus Plan.****

10.23	Form of Agreement relating to Retention and Noncompetition and Other Covenants between Lazard Ltd, Lazard Group LLC and Bruce Wasserstein.†

10.24	Form of Agreement relating to Reorganization of Lazard by and between Lazard LLC and Bruce Wasserstein.†

10.25	Form of Agreement relating to Retention and Noncompetition and Other Covenants between Lazard Ltd, Lazard Group LLC and Steven J. Golub.†

10.26	Form of Agreement relating to Retention and Noncompetition and Other Covenants applicable to, and related Schedule I, for each of Michael J. Castellano, Scott D. Hoffman and Charles G. Ward III.†

10.27	Form of Agreements relating to Retention and Noncompetition and Other Covenants.†

10.28	Form of Amended and Restated Letter Agreement, effective as of January 1, 2004, between Vernon E. Jordan, Jr. and Lazard Frères & Co. LLC.††

10.29	Letter Agreement, dated as of March 15, 2005, from IXIS Corporate and Investment Bank to Lazard LLC and Lazard Ltd.****

10.30	Form of Registration Rights Agreement, by and among Lazard Group Finance LLC, Lazard, Lazard LLC and IXIS Corporate and Investment Bank.****

10.31	Form of Letter Agreement with Bruce Wasserstein family trusts.†††

12.1	Condensed Financial Information of Lazard LLC for the Years Ended December 31, 2002, 2003 and 2004.*

12.2	Ratio of Earnings to Fixed Charges.*

Exhibit Number	Exhibit Title

21.1	List of Subsidiaries of Lazard Ltd.*

21.2	List of Subsidiaries of Lazard Group Finance LLC.*

23.1	Consent of Deloitte & Touche LLP.*

23.2	Consent of Conyers Dill & Pearman, Bermuda.*

23.3	Consent of Bruce Wasserstein to be named as a director nominee.*

23.4	Consent of Robert Charles Clark to be named as a director nominee.*

23.5	Consent of Ellis Jones to be named as a director nominee.*

23.6	Consent of Vernon E. Jordan, Jr. to be named as a director nominee.*

23.7	Consent of Anthony Orsatelli to be named as a director nominee.*

23.8	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.1).

23.9	Consent of Appleby Spurling Hunter.*

24.1	Powers of Attorney.*

24.2	Power of Attorney for Bruce Wasserstein.*

*	Previously filed.
**	Incorporated by reference to Lazard Ltd’s Registration Statement on Form S-1 (File No. 333-121407) filed on December 17, 2004, relating to Lazard Ltd’s concurrent common stock offering.
***	Incorporated by reference to Amendment No. 1 to Lazard Ltd’s Registration Statement on Form S-1 (File No. 333-121407) filed on February 11, 2005, relating to Lazard Ltd’s concurrent common stock offering.
****	Incorporated by reference to Amendment No. 2 to Lazard Ltd’s Registration Statement on Form S-1 (File No. 333-121407) filed on March 21, 2005, relating to Lazard Ltd’s concurrent common stock offering.
†	Incorporated by reference to Amendment No. 3 to Lazard Ltd’s Registration Statement on Form S-1 (File No. 333-121407) filed on April 11, 2005, relating to Lazard Ltd’s concurrent common stock offering.
††	Incorporated by reference to Amendment No. 4 to Lazard Ltd’s Registration Statement on Form S-1 (File No. 333-121407) filed on April 18, 2005, relating to Lazard Ltd’s concurrent common stock offering.
†††	Incorporated by reference to Amendment No. 5 to Lazard Ltd’s Registration Statement on Form S-1 (File No. 333-121407) filed on May 2, 2005, relating to Lazard Ltd’s concurrent common stock offering.

Item 17. Undertakings

(i) The undersigned Registrants hereby undertake to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(ii) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of either of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(iii) The undersigned Registrants hereby undertake that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, Lazard Ltd has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 4, 2005.

LAZARD LTD

By:	/s/ Scott D. Hoffman

Name: Scott D. Hoffman
Title: Vice President

Power of Attorney

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Bruce Wasserstein	Director and Chief Executive Officer (principal executive officer)	May 4, 2005

* Steven J. Golub	Director and President	May 4, 2005

* Michael J. Castellano	Director and Vice President (principal financial and accounting officer)	May 4, 2005

/s/ Scott D. Hoffman Scott D. Hoffman	Director and Vice President	May 4, 2005

By:	/s/ Scott D. Hoffman

Name: Scott D. Hoffman
Title: Attorney-in-fact

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, Lazard Group Finance LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 4, 2005.

LAZARD GROUP FINANCE LLC

By:	/s/ Scott D. Hoffman

Name: Scott D. Hoffman
Title: Vice President

Power of Attorney

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Steven J. Golub	Director and President (principal executive officer)	May 4, 2005

* Michael J. Castellano	Director and Vice President (principal financial and accounting officer)	May 4, 2005

/s/ Scott D. Hoffman Scott D. Hoffman	Director and Vice President	May 4, 2005

By:	/s/ Scott D. Hoffman

Name: Scott D. Hoffman
Title: Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Exhibit Title
1.1	Form of Underwriting Agreement relating to the equity public offering of Lazard Ltd.†
1.2	Form of Underwriting Agreement relating to the equity security units offering of Lazard Ltd and Lazard Group Finance LLC.*

2.1	Form of Master Separation Agreement.†††

2.2	Class B-1 and Class C Members Transaction Agreement.**

3.1	Certificate of Incorporation and Memorandum of Association of Lazard Ltd.****

3.2	Certificate of Incorporation in Change of Name of Lazard Ltd.****

3.3	Form of Amended and Restated Bye-laws of Lazard Ltd.†

3.4	Certificate of Formation of Lazard Group Finance LLC.*

3.5	Form of Lazard Group Finance LLC Operating Agreement.*

4.1	Form of Specimen Certificate for Class A common stock.†

4.2	Form of Indenture of Lazard Group Finance LLC.*

4.3	Form of First Supplemental Indenture to the Indenture relating to the Lazard Group Finance LLC senior notes.*

4.4	Form of Second Supplemental Indenture to the Indenture relating to the Lazard Group Finance LLC senior notes.*

4.5	Form of Purchase Contract Agreement relating to the Lazard Ltd purchase contracts, which are components of the Lazard Ltd equity security units.*

4.6	Form of Pledge Agreement relating to the Lazard Group Finance LLC senior notes, which are components of the Lazard Ltd equity security units.*

4.7	Form of Pledge Agreement relating to the Lazard Group notes.*

4.8	Form of Normal Equity Security Units Certificate (included in Exhibit 4.4).

4.9	Form of Stripped Equity Security Units Certificate (included in Exhibit 4.4).

4.10	Form of Senior Note (included in Exhibit 4.3).

5.1	Form of Opinion of Conyers Dill & Pearman, Bermuda.

5.2	Form of Opinion of Wachtell, Lipton, Rosen & Katz.

8.1	Form of Opinion Accuracy of Wachtell, Lipton, Rosen & Katz.

8.2	Form of Debt Opinion of Wachtell, Lipton, Rosen & Katz.

8.3	Form of Opinion of Conyers Dill & Pearman, Bermuda (included in Exhibit 5.1).

10.1	Form of the LAZ-MD Holdings Stockholders’ Agreement.****

10.2	Form of Lazard Group Fourth Amended and Restated Limited Liability Company Operating Agreement.†††

10.3	Form of Tax Receivable Agreement.†††

10.4	Form of Employee Benefits Agreement.††

10.5	Form of Insurance Matters Agreement.****

10.6	Form of Lazard License Agreement.†††

10.7	Form of Administrative Services Agreement.†††

10.8	Form of Business Alliance Agreement.†††

10.9	First Amended and Restated Limited Liability Company Agreement of Lazard Asset Management LLC, dated as of January 10, 2003.***

10.10	Master Transaction and Relationship Agreement, dated as of March 26, 2003, by and among Banca Intesa S.p.A., Lazard LLC and Lazard & Co. S.r.l.***

10.11	Note Purchase Agreement, dated as of March 26, 2003, by and among Lazard Funding LLC, Lazard LLC and Banca Intesa S.p.A.***

10.12	$150 Million Subordinated Convertible Promissory Note due 2018, issued by Lazard Funding LLC to Banca Intesa S.p.A.***

Exhibit Number	Exhibit Title

10.13	$50 Million Subordinated Non-Transferable Promissory Note due 2078, issued by Lazard & Co. S.r.l. to Banca Intesa S.p.A.***

10.14	Guaranty of Lazard LLC to Banca Intesa S.p.A., dated as of March 26, 2003.**

10.15	Amended and Restated Operating Agreement of Lazard Strategic Coordination Company LLC, dated as of January 1, 2002.***

10.16	Note Purchase Agreement, dated as of May 11, 2001, by and between Lazard Funding Limited LLC, Lazard LLC, and the purchasers thereto.***

10.17	Amendment No. 1, dated as of August 27, 2003, to the Note Purchase Agreement, dated as of May 11, 2001, by and between Lazard Funding Limited LLC, Lazard LLC and the purchasers thereto.***

10.18	Lease, dated as of January 27, 1994, by and between Rockefeller Center Properties and Lazard Frères & Co.***

10.19	Lease with an Option to Purchase, dated as of July 11, 1990, by and between Sicomibail and Finabail and SCI du 121 Boulevard Hausmann (English translation).***

10.20	Occupational Lease, dated as of August 9, 2002, Burford (Stratton) Nominee 1 Limited, Burford (Stratton) Nominee 2 Limited, Burford (Stratton) Limited, Lazard & Co., Limited and Lazard LLC.***

10.21	2005 Equity Incentive Plan.†††

10.22	2005 Bonus Plan.****

10.23	Form of Agreement relating to Retention and Noncompetition and Other Covenants between Lazard Ltd, Lazard Group LLC and Bruce Wasserstein.†

10.24	Form of Agreement relating to Reorganization of Lazard by and between Lazard LLC and Bruce Wasserstein.†

10.25	Form of Agreement relating to Retention and Noncompetition and Other Covenants between Lazard Ltd, Lazard Group LLC and Steven J. Golub.†

10.26	Form of Agreement relating to Retention and Noncompetition and Other Covenants applicable to, and related to Schedule I, for each of Michael J. Castellano, Scott D. Hoffman and Charles G. Ward III.†

10.27	Form of Agreements relating to Retention and Noncompetition and Other Covenants.†

10.28	Form of Amended and Restated Letter Agreement, effective as of January 1, 2004, between Vernon E. Jordan, Jr. and Lazard Frères & Co. LLC. ††

10.29	Letter Agreement, dated as of March 15, 2005, from IXIS Corporate and Investment Bank to Lazard LLC and Lazard Ltd.****

10.30	Form of Registration Rights Agreement, by and among Lazard Group Finance LLC, Lazard, Lazard LLC and IXIS Corporate and Investment Bank.****

10.31	Form of Letter Agreement with Bruce Wasserstein family trusts.†††

12.1	Condensed Financial Information of Lazard LLC for the Years Ended December 31, 2002, 2003 and 2004.*

12.2	Ratio of Earnings to Fixed Charges.*

21.1	List of Subsidiaries of Lazard Ltd.*

21.2	List of Subsidiaries of Lazard Group Finance LLC.*

23.1	Consent of Deloitte & Touche LLP.*

23.2	Consent of Conyers Dill & Pearman, Bermuda.*

23.3	Consent of Bruce Wasserstein to be named as a director nominee.*

23.4	Consent of Robert Charles Clark to be named as a director nominee.*

Exhibit Number	Exhibit Title

23.5	Consent of Ellis Jones to be named as a director nominee.*

23.6	Consent of Vernon E. Jordan, Jr. to be named as a director nominee.*

23.7	Consent of Anthony Orsatelli to be named as a director nominee.*

23.8	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.1).

23.9	Consent of Appleby Spurling Hunter.*

24.1	Powers of Attorney.*

24.2	Power of Attorney for Bruce Wasserstein.*

*	Previously filed.
**	Incorporated by reference to Lazard Ltd’s Registration Statement on Form S-1 (File No. 333-121407) filed on December 17, 2004, relating to Lazard Ltd’s concurrent common stock offering.
***	Incorporated by reference to Amendment No. 1 to Lazard Ltd’s Registration Statement on Form S-1 (File No. 333-121407) filed on February 11, 2005, relating to Lazard Ltd’s concurrent common stock offering.
****	Incorporated by reference to Amendment No. 2 to Lazard Ltd’s Registration Statement on Form S-1 (File No. 333-121407) filed on March 21, 2005, relating to Lazard Ltd’s concurrent common stock offering.
†	Incorporated by reference to Amendment No. 3 to Lazard Ltd’s Registration Statement on Form S-1 (File No. 333-121407) filed on April 11, 2005, relating to Lazard Ltd’s concurrent common stock offering.
††	Incorporated by reference to Amendment No. 4 to Lazard Ltd’s Registration Statement on Form S-1 (File No. 333-121407) filed on April 18, 2005, relating to Lazard Ltd’s concurrent common stock offering.
†††	Incorporated by reference to Amendment No. 5 to Lazard Ltd’s Registration Statement on Form S-1 (File No. 333-121407) filed on May 2, 2005, relating to Lazard Ltd’s concurrent common stock offering.